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[LOGO] CHASE





THE CHASE MANHATTAN BANK                               CHASE SECURITIES INC.
270 Park Avenue                                              270 Park Avenue
New York, New York  10017                          New York, New York  10017



                                                    October 22, 1999


                                ASMEX Corporation
                        Senior Secured Credit Facilities
                  Fourth Amended and Restated Commitment Letter

Grupo Mexico, S.A. de C.V.
Baja California 200
Colonia Roma Sur
Mexico, D.F.  Mexico
06760

Attention:  Daniel Tellechea

Ladies and Gentlemen:

              This Fourth Amended and Restated Commitment Letter hereby, subject to the terms and conditions set forth herein, amends and restates the Third Amended and Restated Commitment Letter dated October 15, 1999 (the "THIRD AMENDED AND RESTATED COMMITMENT"), among Grupo Mexico, Chase and CSI (each as defined below). You have advised The Chase Manhattan Bank ("CHASE") and Chase Securities Inc. ("CSI") that ASMEX Corporation, a Delaware corporation (the "Borrower"), a wholly-owned subsidiary of Grupo Mexico, S.A. de C.V., a Mexican corporation ("GRUPO MEXICO"), intends to make a cash tender offer (the "TENDER OFFER") for common stock of Asarco Incorporated, a New Jersey corporation ("Asarco"), representing at least 80% of the ordinary voting power of all of the shares of capital stock of Asarco on a fully diluted basis (including stock of Asarco owned by Grupo Mexico and


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                                       2

subsidiaries prior to the Tender Offer), to be followed by the merger of the Borrower into Asarco, with Asarco thereby becoming a wholly-owned subsidiary of Grupo Mexico.

              We understand that to provide funds for the Tender Offer and to pay related fees and expenses, Grupo Mexico requires that senior secured financing be made available to the Borrower in the amount of up to $823 million (the "A TENDER FACILITY"). We further understand that, following the successful completion of the Tender Offer, the Borrower is to be merged into Asarco with Asarco thereby becoming a wholly-owned subsidiary of Grupo Mexico (the "MERGER" and, together with the Tender Offer, the "TRANSACTIONS"), and that (whether or not the Merger is immediately effected) Grupo Mexico will require senior financing for Asarco (the "R/C FACILITIES") in an aggregate amount equal to $250 million in order to refinance certain indebtedness of Asarco and to provide funds for ongoing general corporate purposes. The A Tender Facility and the R/C Facilities are herein collectively referred to as the "FACILITIES".

              In that connection, you have requested that CSI agree to structure, arrange and syndicate the Facilities, and that Chase commit to provide the entire principal amount of the Facilities and to serve as administrative agent for the Facilities.

              CSI is pleased to advise you that it is willing to act as exclusive advisor, lead arranger and book manager for the Facilities.

              Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this fourth amended and restated commitment letter (the "FOURTH AMENDED AND RESTATED COMMITMENT LETTER"), in the Fourth Amended and Restated Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET") and in the Amended and Restated Fee Letter dated October 15, 1999 (the "AMENDED AND RESTATED FEE LETTER"). We intend to syndicate the Facilities to a group of financial institutions (together with Chase, the "LENDERS") identified by us in consultation with you. Chase shall be relieved of its obligation to provide the entire amount of the Facilities to the extent that the offers of Lenders other than Chase to provide any portion of the Facilities are accepted.

              CSI intends to commence syndication efforts promptly, and you agree actively to assist CSI in its efforts to complete a syndication satisfactory to it prior to the Tender Closing Date referred to in the Term Sheet. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of yourselves and the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

              It is agreed that Chase will act as the sole and exclusive Administrative Agent for the Facilities and as the Collateral Agent in connection with the Facilities, and that CSI will act as the sole and exclusive advisor, arranger and book manager for the Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents, arrangers or book

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                                       3


managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Amended and Restated Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

              CSI will (in consultation with you) manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to Grupo Mexico, Grupo Minero Mexico, S.A. de C.V., a Mexican corporation ("GMM") , the Borrower and their respective subsidiaries, the Transactions and the other matters contemplated hereby, including all financial information and projections (the "PROJECTIONS"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "INFORMATION") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

              As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay and to cause the Borrower to pay to Chase the non-refundable fees set forth in Annex I to the Term Sheet and in the Amended and Restated Fee Letter.

              Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to

              (a) (i) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property or financial condition of Grupo Mexico and its subsidiaries, GMM and its subsidiaries, or Asarco and its subsidiaries, in each case taken as a whole, which (in the case of Asarco and its subsidiaries) is not already disclosed and publicly available or otherwise known by any of our officers who is working with you on the Transactions; PROVIDED, HOWEVER, that any adverse effect that copper prices have had or may have on the business, operations, property or financial condition of Grupo Mexico and its subsidiaries, GMM and its subsidiaries, or Asarco and its subsidiaries, in each case taken as a whole, shall not be deemed to be such a material adverse condition or material adverse change for purposes of this clause (a)(i); and (ii) our not becoming aware after September 24, 1999, of any information or other matter affecting Grupo Mexico and its subsidiaries, GMM

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                                       4


       and its subsidiaries, Asarco and its subsidiaries, in each case taken as a whole, or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to September 24, 1999, and which (in the case of Asarco and its subsidiaries) is not already disclosed and publicly available or otherwise known by any of our officers who is working with you on the Transactions,

              (b) there shall not have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Tender Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits, or imposes any material limitations on, Grupo Mexico's or Asmex' ownership or operation of all or a material portion of Asarco's businesses or assets, (ii) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Asarco common stock or the consummation of the Tender Offer or the Merger, (iii) results in a material delay in or restricts the ability of Grupo Mexico, or renders Grupo Mexico unable, to accept for payment, pay for or purchase some or all of the tendered shares of Asarco common stock, or (iv) imposes material limitations on the ability of Asmex or Grupo Mexico effectively to exercise full rights of ownership of the Asarco common stock, including, without limitation, the right to vote the Asarco common stock purchased by it on all matters properly presented to Asarco's shareholders,

              (c) there not having occurred (i) after the date hereof to December 18, 1999, a general banking moratorium established by Federal or state authorities, a generally recognized capital markets crisis, as evidenced by a cumulative 20% decline in the Dow Jones Industrial Average over a period of five (5) consecutive trading days, or a virtual cessation in bank and other private debt financings or the introduction of additional material government restrictions imposed upon lending institutions which materially affect the type of transactions contemplated thereby, and (ii) after December 18, 1999, a material disruption of or material adverse change in U.S. or developed country financial, banking or capital market conditions that, in our judgment, is reasonably likely to materially impair the syndication of the Facilities,

              (d) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Grupo Mexico or any affiliate thereof,

              (e) in the case of the A Tender Facility, our satisfaction with the conditions of the Tender Offer which will include, in any event (unless otherwise satisfied in connection with the definitive Merger agreement with Asarco), (i) invalidation, redemption or other inapplicability of the rights issued under Asarco's Shareholder Rights Agreement dated as of January 28, 1998, as amended, (ii) invalidation or satisfaction of the requirements of Article 7 of Asarco's Restated Certificate of Incorporation with respect to the Transactions such that following consummation of the Tender Offer the Merger may be consummated without the affirmative vote of the holders of any Asarco shares other than


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                                       5


       the Borrower, (iii) invalidity, inapplicability or satisfaction (if necessary) of Article 10 of Asarco's Restated Certificate of Incorporation with respect to the Transactions or the Facilities, (iv) satisfaction or inapplicability of the requirements of Section 14A:10A of the New Jersey Business Corporation Act with respect to the Merger such that following consummation of the Tender Offer the Merger may be consummated without the affirmative vote of the holders of any Asarco shares other than the Borrower and (v) obtaining all regulatory approvals and consents (including Hart-Scott-Rodino and other approvals or consents, if any) necessary to effect the Transactions,

              (f) in the case of the R/C Facilities, prior or concurrent disbursement of the A Tender Facility, successful consummation of the Tender Offer and our satisfaction with the terms and conditions of the definitive Merger agreement,

              (g) the negotiation, execution and delivery on or prior to the Tender Closing Date of definitive documentation with respect to the Facilities satisfactory to all parties, and

              (h) the other conditions set forth or referred to in the Term
       Sheet.

The terms and conditions of Chase's commitments hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet and Amended and Restated Fee Letter. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and Grupo Mexico. Notwithstanding the foregoing, the Term Sheet and Amended and Restated Fee Letter are intended to reflect all material closing conditions, representations and warranties, covenants and events of default, subject however, in each case, to such additional provisions as shall be appropriate to take into account developments after September 24, 1999.

              You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Fourth Amended and Restated Commitment Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Fourth Amended and Restated Commitment Letter, the Term Sheet, the Amended and Restated Fee Letter and the definitive financing documentation) or (without duplication of fees or costs for administrative services covered in the Amended and Restated Fee Letter) the administration, amendment,


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                                       6


modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, or for any special, indirect, consequential or punitive damages in connection with the Facilities.

              You acknowledge that Chase and/or CSI may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described hereby and otherwise. Neither Chase nor CSI will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by Chase or CSI of services for other companies, and neither Chase nor CSI will furnish any such information to other companies. You also acknowledge that neither Chase nor CSI has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

              This Fourth Amended and Restated Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Fourth Amended and Restated Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Fourth Amended and Restated Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Fourth Amended and Restated Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Fourth Amended and Restated Commitment Letter and the Amended and Restated Fee Letter set forth the entire understanding of the parties with respect thereto. This Fourth Amended and Restated Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

              This Fourth Amended and Restated Commitment Letter is delivered to you on the understanding that neither this Fourth Amended and Restated Commitment Letter, the Term Sheet or the Amended and Restated Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), PROVIDED, that the foregoing restrictions shall cease to apply (except in respect of the Amended and Restated Fee Letter and its terms and substance) after this Fourth Amended and Restated Commitment Letter has been accepted by you.

              The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Amended and Restated Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Fourth Amended and Restated Commitment Letter or Chase's commitments hereunder.

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                                       7


              If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 11:59 p.m., New York City time, on October 22, 1999 (at which time this Fourth Amended and Restated Commitment Letter shall expire if not executed and delivered by you). Further, this Fourth Amended and Restated Commitment Letter and the amendments of the Third Amended and Restated Commitment and the Summary of Terms and Conditions attached thereto as Exhibit A set forth herein and in the Term Sheet shall not become effective UNLESS Grupo Mexico and Asarco execute and deliver a definitive Merger agreement satisfactory to Chase and CSI, not later than 5:00 p.m., New York City time, on October 25, 1999.

              Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

              Upon the effectiveness of this Fourth Amended and Restated Commitment Letter, references in the Amended and Restated Fee Letter to the "Third Amended and Restated Commitment Letter" shall mean the Third Amended and Restated Commitment, as amended and restated hereby. Except as set forth in the preceding sentence, the Amended and Restated Fee Letter shall remain unmodified and in full force and effect.

                                Very truly yours,

                                THE CHASE MANHATTAN BANK



                                By:
                                   ------------------------------
                                   Name:
                                   Title:

                                CHASE SECURITIES INC.



                                By:
                                   ------------------------------
                                   Name:
                                   Title:

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                                       8


Accepted and agreed to as of the
date first written above by:

GRUPO MEXICO, S.A. DE C.V.



By:
   ---------------------------------
     Name:
     Title:


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                                                                       Exhibit A


                          SENIOR SECURED CREDIT FACILITIES

            Fourth Amended and Restated Summary of Terms and Conditions

                                  October 22, 1999

          AS USED HEREIN, CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THE FOURTH AMENDED AND RESTATED COMMITMENT LETTER TO WHICH THIS FOURTH AMENDED AND RESTATED SUMMARY OF TERMS AND CONDITIONS IS ATTACHED.

          This Fourth Amended and Restated Summary of Terms and Conditions hereby, subject to the terms and conditions set forth in the Amended and Restated Commitment Letter, amends and restates the Third Amended and Restated Summary of Terms and Conditions dated October 15, 1999. The following sets forth the terms and conditions for the senior secured credit facilities that will be made available to ASMEX Corporation, a Delaware corporation ("ASMEX"), in connection with Asmex' proposed cash tender offer (the "TENDER OFFER" and, together with the Merger defined below, the "TRANSACTIONS") for shares of common stock of Asarco Incorporated (the "SHARES"), a New Jersey corporation ("ASARCO"), representing not less than 80% of the ordinary voting power of all of the shares of capital stock of Asarco on a fully diluted basis, including stock of Asarco owned by Grupo Mexico, S.A. de C.V., ("GRUPO MEXICO") and subsidiaries prior to the Tender Offer (determined in a manner satisfactory to the Arranger). The conditions precedent to the obligation of Asmex to purchase the Shares pursuant to the Tender Offer will include, unless otherwise satisfied in connection with the definitive Merger agreement with Asarco, the following:
(i) invalidation, redemption or other inapplicability of the rights issued under Asarco's Shareholder Rights Agreement dated as of January 28, 1998, as amended,
(ii) invalidation or satisfaction of the requirements of Article 7 of Asarco's Restated Certificate of Incorporation with respect to the Transactions such that, following consummation of the Tender Offer, the Merger can be consummated without the affirmative vote of the holders of any Asarco shares other than Asmex, (iii) invalidity, inapplicability or satisfaction (if necessary) of
Article 10 of Asarco's Restated Certificate of Incorporation with respect to the Transactions or the Facilities, (iv) satisfaction or inapplicability of the requirements of Section 14A:10A of the New Jersey Business Corporation Act with respect to the Merger such that following consummation of the Tender Offer the Merger can be consummated without the affirmative vote of the holders of any Asarco shares other than Asmex and (v) obtaining all regulatory approvals and consents (including Hart-Scott-Rodino, and other approvals or consents, if any) necessary to effect the Transactions. The purchase of shares will be funded through credit facilities (the "A Tender Facility" referred to below) together with certain cash from Grupo Minero Mexico, S.A. de C.V. ("GMM") and Grupo Mexico. Following the purchase of the Shares pursuant to the Tender Offer, Asmex, a direct wholly-owned subsidiary of Grupo Mexico, is to be merged into Asarco with Asarco thereby becoming a wholly-owned subsidiary of Grupo Mexico and with Asarco shareholders receiving solely cash consideration (the "MERGER"). The following also sets forth the terms and conditions for the other senior credit facilities (the "R/C Facilities" referred to

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                                          2

below) that will be made available to Asarco upon and subsequent to consummation of the Tender Offer.


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                                          3
I.   PARTIES

     Borrowers:                         Under the A Tender Facility, ASMEX
                                        Corporation ("ASMEX") and, after the
                                        Merger, Asarco; and under the R/C
                                        Facilities, Asarco (each of Asmex and
                                        Asarco being sometimes referred to below as a "BORROWER").

     Guarantor(s):                      Under the A Tender Facility, Grupo
                                        Mexico; and under the R/C Facilities,
                                        Grupo Mexico and, until consummation of
                                        the Merger, Asmex.

     Advisor, Lead Arranger
     and Book Manager:                  Chase Securities Inc. (in such capacity,
                                        the "ARRANGER").

     Administrative Agent:              The Chase Manhattan Bank ("CHASE" and,
                                        in such capacity, the "ADMINISTRATIVE
                                        AGENT").

     Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger in consultation with Grupo Mexico (collectively, the "LENDERS").

II.  TYPES AND AMOUNTS OF
     CREDIT FACILITIES

     1.   A TENDER FACILITY

          Type and Amount of Facility:  An aggregate principal amount of up to
                                        $823 million will be available to Asmex
                                        under a senior secured credit facility
                                        (the "A TENDER FACILITY").

          Availability:                 The Loans under the A Tender Facility
                                        (the "A TENDER LOANS") shall be made in
                                        a single drawing on the Tender Closing
                                        Date (as defined below).

          Amortization:                 The A Tender Loans shall be repayable in
                                        full on the date eighteen (18) months
                                        after the Tender Closing Date (the date
                                        on which

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                                          4

                                        the A Tender Loans are repayable, the
                                        "MATURITY DATE").

          Purpose: The proceeds of the A Tender Loans shall be used to purchase Shares.

     2.   R/C FACILITIES

          Type and Amount of Facility:  An aggregate principal amount of up to
                                        $250 million will be available to Asarco subsequent to consummation of the Tender Offer under a senior secured revolving credit facility (the "R/C FACILITIES"). Such aggregate principal amount may, based on the actual amount of eligible accounts receivable of Asarco available to secure the R/C Facilities and in the sole discretion of the Arranger, be increased provided that the A Tender Loans are prepaid in an amount equal to the amount of such increase. Such aggregate principal amount may, based on the aggregate principal amount of Existing R/C Facilities (as defined below) available to Asarco and remaining in place subsequent to the consummation of the Tender Offer, be reduced in an amount equal to the amount of such Existing R/C Facilities.

          Availability:                 The Loans under the R/C Facilities (the
                                        "R/C LOANS" and together with the
                                        A Tender Loans, the "LOANS") shall be
                                        available for borrowing, repayment and
                                        reborrowing during the period from the
                                        Tender Closing Date to the date
                                        thirty-three (33) months thereafter.

          Termination:                  The R/C Facilities shall terminate, and
                                        all outstanding R/C Loans shall be
                                        repayable in full, on the date three (3) years after the Tender Closing Date.

          Purpose: The proceeds of the R/C Loans shall be used (i) to refinance outstanding indebtedness of Asarco under the Existing R/C Facilities (as defined below) and in the event of an increase in the amount of the R/C Facilities


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                                          5

                                        above $250 million to repay a portion of outstanding A Tender Loans and (ii) for working capital purposes of Asarco. The "EXISTING R/C FACILITIES" means the credit facilities identified as such by Grupo Mexico and the Administrative Agent and which are on terms reasonably acceptable to the Arranger and Grupo Mexico. The aggregate principal amount of the Existing R/C Facilities is believed to total $800 million and to be for working capital purposes (based on publicly available information).

III. CERTAIN PAYMENT PROVISIONS

     Fees and Interest Rates:           As set forth on Annex I.

     Optional Prepayments
     and Commitment Reductions:         All or a portion of the Loans may be
                                        prepaid at any time and the unutilized
                                        portion of the Facilities may be
                                        terminated in whole or in part (in
                                        minimum amounts to be agreed upon) at
                                        the respective Borrower's option
                                        (except, in the case of the R/C
                                        Facilities prior to the Tender Closing
                                        Date, at the option of Grupo Mexico).  A
                                        Tender Loans once prepaid may not be
                                        reborrowed.

     Mandatory Prepayments and
     Commitment Reductions:             The A Tender Loans will be prepaid,
                                        undrawn commitments for A Tender Loans
                                        will be reduced and replaced, and R/C
                                        Loans will be prepaid, in that order, to the extent of the net cash proceeds received from the following (in each case subject to customary exclusions to be agreed):

                                        --   any asset sales by Asarco and
                                             designated subsidiaries

                                        --   any debt issuances by Asarco (other
                                             than R/C Loans, except for R/C
                                             Loans required to reduce the
                                             A Tender Facility)

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                                          6

                                        --   any equity issuances by Asmex or
                                             Asarco (to any party other than
                                             Asmex or Grupo Mexico)

                                        --   any sale of Asarco stock

                                        --   any proceeds received by Asarco as
                                             a result of the exercise (by
                                             holders) of warrants relating to
                                             shares of Grupo Mexico held in a
                                             trust for the benefit of Asarco

IV.  GUARANTEES AND COLLATERAL

     Guarantees:                        (a)  All obligations of Asmex (and,
                                        after the Merger, of Asarco) in respect
                                        of the A Tender Facility will be
                                        unconditionally guaranteed by Grupo
                                        Mexico.

                                        (b)  All obligations of Asarco in
                                        respect of the R/C Facilities will be
                                        unconditionally guaranteed by Grupo
                                        Mexico until the A Tender Loans are
                                        repaid in full (except as otherwise
                                        noted below in the case of Alternative
                                        R/C Facilities, and provided the
                                        conditions for release of the collateral for such guarantee obligations have been met), and by Asmex until consummation of the Merger.

                                        The Borrowers and guarantors are
                                        collectively referred to herein as
                                        "CREDIT PARTIES."

     Collateral:                        (a)  The obligations of Asmex in respect
                                        of the Facilities will be secured by a
                                        perfected first priority security
                                        interest in the Shares at any time owned by it.

                                        (b)  The obligations of Grupo Mexico
                                        under its guarantees of the A Tender
                                        Facility and the R/C Facilities will be
                                        secured by a perfected first priority
                                        security interest in (1) shares of GMM
                                        representing 100% of the outstanding
                                        shares of GMM (other than shares not
                                        exceeding 1.50% held by others)
                                        and (2) all shares of Asarco held by
                                        Grupo Mexico, both immediately prior to
                                        the making of the A Tender Loans
                                        (presently representing approximately
                                        9.8% of the outstanding shares of
                                        Asarco) and after the Merger.  In
                                        addition, Grupo Mexico will covenant to
                                        maintain at all times, in support of its guarantees (so long as they remain in effect), an amount of unencumbered cash and short-term authorized money market investments (to be agreed with the Arranger, including deposits with approved banks, which in Mexico shall include only Banamex and Bancomer) equal to the lower of (A) 6 months of interest on the outstanding A Tender Loans and
                                        (B) $100 million.

                                        (c)  The obligations of Asarco in
                                        respect of the R/C Facilities will be
                                        secured by accounts receivable of Asarco
                                        (except as otherwise provided below in
                                        the case of "Alternative R/C
                                        Facilities").

                                        The security documentation will provide
                                        that in the event of default and
                                        enforcement or foreclosure at a time
                                        when both Asarco shares and GMM shares
                                        are held as collateral for the defaulted obligation, the collateral agent will be instructed to exercise reasonable efforts (for a period of up to 45 days) to sell collateral consisting of Asarco shares before selling collateral consisting of GMM shares. Further, so long as any amounts under the A Tender Facility and the R/C Facilities remain outstanding, the proceeds of any sale of collateral consisting of shares shall be applied: first, to the payment of interest and principal on the A Tender Loans and the Alternative R/C Loans (if any), and second, to the payment of interest and principal on the R/C Loans.


     Certain Releases of Collateral:    So long as no Default has occurred and
                                        is continuing:

                                        (a)  The pledge of Asarco Shares
                                        securing guarantees of the R/C Loans
                                        will terminate when the A Tender Loans
                                        are repaid in full, PROVIDED that at
                                        such time (i) the R/C Loans and R/C
                                        Facilities are not Alternative R/C Loans and Alternative R/C Facilities, and (ii) Asarco is in compliance with its financial covenant relating to minimum EBITDA;

                                        (b)  The pledge of Asarco Shares
                                        securing guarantees of the Alternative
                                        R/C Loans will terminate when (i) the A
                                        Tender Loans are repaid in full, and
                                        (ii) Asarco's senior unsecured long-term indebtedness is rated at or above BBB-by S&P and Baa3 by Moody's;

                                        (c)  The pledge of GMM shares securing
                                        Grupo Mexico guarantees of the
                                        Facilities will be reduced pro rata (on
                                        a percentage basis) with reductions (by
                                        repayment) of the outstanding principal
                                        of the A Tender Loans, PROVIDED that
                                        (except as described in clause (d)
                                        below) the percentage of outstanding GMM shares remaining in pledge as security for guarantees of the Facilities may not thereby be reduced below 51% (or such higher percentage, if any, as is required for approval of corporate actions of GMM that are subject to shareholder consent and for election of a majority of the Board of Directors of
                                        GMM);

                                        (d)  At such time as the outstanding
                                        principal of the A Tender Loans has been reduced (by repayment) to an amount equal to or less than 25% of the original principal amount of the
                                        A Tender Loans, all GMM shares remaining in pledge as security for guarantees of the Facilities will be released, PROVIDED that Asarco's senior unsecured long-term indebtedness is rated at or above BBB- by S&P and Baa3 by Moody's.

V.   CERTAIN CONDITIONS                 The availability of the Facilities shall
                                        be conditioned upon satisfaction of,
                                        among other things, the following
                                        conditions precedent (the date upon
                                        which all such conditions precedent
                                        shall be satisfied and the A Tender
                                        Facility is first utilized being herein
                                        called the "TENDER CLOSING DATE") and
                                        the occurrence of the first utilization
                                        of the A Tender Facility on or before
                                        the date nine (9) months after September
                                        24, 1999, and other conditions precedent customary for facilities and transactions of this type, including evidence of authority and receipt of necessary consents and approvals:

                                        (a)  Each Credit Party shall have
                                        executed and delivered satisfactory
                                        definitive financing documentation with
                                        respect to the Facilities (the "CREDIT
                                        DOCUMENTATION").

                                        (b)  On or prior to the Tender Closing
                                        Date, cash in an amount not less than
                                        $270 million shall be contributed to the equity capital of Asmex through Grupo Mexico (i) from existing cash resources of GMM in an aggregate amount not less than $250 million, and (ii) from existing cash resources of Grupo Mexico, in an amount not less than $20 million; PROVIDED that in the event that Asmex requires cash in excess of such cash contributions and the A Tender Facility to consummate the Tender Offer, such additional cash shall be provided to Asmex through Grupo Mexico from other sources acceptable to the Arranger.

                                        (c)  Satisfaction of the Arranger with
                                        all material terms and conditions of the Tender Offer and the definitive Merger agreement. In addition, the Tender Offer and the Merger shall have been, or shall be concurrently, consummated in a manner satisfactory to the
                                        Administrative Agent (including
                                        satisfaction of the Administrative Agent with all determinations as to the satisfaction of material conditions thereunder) and no such condition of the Tender Offer or the definitive Merger agreement shall have been waived, amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent; and Asmex shall have acquired shares of common stock of Asarco representing not less than 80% of the ordinary voting power of all of the shares of capital stock of Asarco on a fully diluted basis, including stock of Asarco owned by Grupo Mexico and subsidiaries prior to the Tender Offer (determined in a manner satisfactory to the Arranger).

                                        (d)  Grupo Mexico and Asarco shall have
                                        entered into a definitive Merger
                                        agreement in form and substance
                                        satisfactory to the Administrative
                                        Agent, or Grupo Mexico shall have made
                                        satisfactory arrangements for the
                                        initiation of a statutory short-form
                                        merger, in each case pursuant to which
                                        Asarco will become a wholly-owned
                                        subsidiary of Grupo Mexico with Grupo
                                        Mexico able to exercise full control
                                        over the business and affairs of Asarco.

                                        (e)  Invalidation or satisfaction of the
                                        requirements of Article 7 of Asarco's
                                        Restated Certificate of Incorporation
                                        with respect to the Transactions such
                                        that, following consummation of the
                                        Tender Offer, the Merger can be
                                        consummated without the affirmative vote of the holders of any Asarco shares other than Asmex; and invalidity, inapplicability or satisfaction (if necessary) of Article 10 of Asarco's Restated Certificate of Incorporation with respect to the Transactions or the Facilities.

                                        (f)  Satisfaction or inapplicability of
                                        the requirements of Section 14A:10A of
                                        the New Jersey Business Corporation Act
                                        with respect to the Merger such that
                                        following
                                        consummation of the Tender Offer the
                                        Merger can be consummated without the
                                        affirmative vote of the holders of any
                                        Asarco shares other than Asmex.

                                        (g)  Invalidation, redemption or other
                                        inapplicability of the rights issued
                                        under Asarco's Shareholder Rights
                                        Agreement dated as of January 28, 1998,
                                        as amended.

                                        (h)  There not being any statute, rule,
                                        regulation, judgment, order or
                                        injunction promulgated, entered,
                                        enforced, enacted, issued or applicable
                                        to the Tender Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits, or imposes any material limitations on, Grupo Mexico's or Asmex' ownership or operation of all or a material portion of Asarco's businesses or assets, (ii) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Asarco common stock or the consummation of the Tender Offer or the Merger, (iii) results in a material delay in or restricts the ability of the Grupo Mexico, or renders Grupo Mexico unable, to accept for payment, pay for or purchase some or all of the tendered shares of Asarco common stock, or (iv) imposes material limitations on the ability of Asmex or Grupo Mexico effectively to exercise full rights of ownership of the Asarco common stock, including, without limitation, the right to vote the Asarco common stock purchased by it on all matters properly presented to Asarco's shareholders.

                                        (i)  The Lenders, the Administrative
                                        Agent and the Arranger shall have
                                        received all fees required to be paid,
                                        and all expenses for which invoices have been presented, on or before the Tender Closing Date.

                                        (j)  The documents and materials filed
                                        publicly by Grupo Mexico (and its
                                        affiliates) and Asmex in connection with the Tender Offer shall have been furnished to the Administrative Agent and such documents and materials shall be reasonably satisfactory in form and substance to the Administrative Agent.

                                        (k)  All regulatory and third party
                                        approvals and consents (including
                                        Hart-Scott-Rodino and other approvals
                                        and consents, if any) necessary in
                                        connection with the Transactions and the financing contemplated by the Fourth Amended and Restated Commitment Letter shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which could restrain, prevent or otherwise impose materially adverse conditions on the Transactions or the financing thereof, in each case on terms satisfactory to the Administrative Agent.

                                        (l)  The Lenders shall have received
                                        (i) audited consolidated financial
                                        statements of Grupo Mexico, GMM and
                                        Grupo Ferroviario Mexicano, S.A. de C.V.
                                        ("RR") for the two most recent fiscal
                                        years (in the case of RR, one year)
                                        ended prior to the Tender Closing Date
                                        and (ii) unaudited interim consolidated
                                        financial statements of Grupo Mexico and of GMM for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph (l) as to which such financial statements are available.

                                        (m)  The requisite Lenders shall be
                                        satisfied that upon making the initial A
                                        Tender Loans the requirements of
                                        Regulation U of the

                                        Board of Governors of the Federal
                                        Reserve System shall have been complied
                                        with.

                                        (n)  The Lenders shall have received
                                        such legal opinions (including opinions
                                        (i) from counsel to Grupo Mexico and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

                                        (o)  The negotiation, execution and
                                        delivery of definitive Credit
                                        Documentation with respect to the R/C
                                        Facilities satisfactory to all parties.
                                        Such Credit Documentation will contain a borrowing base condition to each utilization of the R/C Facilities, requiring that borrowings thereunder not exceed 85% of the amount of eligible receivables of Asarco securing the R/C Loans; provided that if such requirement renders the R/C Facilities initially unutilizable by Asarco in an amount sufficient to satisfy the financing needs of Asarco on the Tender Closing Date, such Credit Documentation will provide (until such time as such borrowing base and security requirement can be satisfied) for an alternative mechanism (referred to herein as the "ALTERNATIVE R/C FACILITIES") for utilization by Asarco of the R/C Facilities, with the following principal features (borrowings under such alternative mechanism being herein referred to as the "ALTERNATIVE R/C LOANS"):

                                        --   Alternative R/C Loans will not be
                                             secured by Asarco assets

                                        --   Alternative R/C Loans will be
                                             (i) guaranteed by Asmex (until the
                                             Merger), with such guarantee
                                             secured by the Shares, and
                                             (ii) guaranteed by Grupo Mexico,
                                             with such guarantee secured by
                                             pledges of any Shares held by Grupo
                                             Mexico and of the shares of GMM;
                                             and such guarantee and pledges will
                                             not terminate or be fully released
                                             (notwithstanding contrary
                                             provisions elsewhere in this Term
                                             Sheet) until (in addition to other
                                             conditions noted above) Asarco's
                                             senior unsecured long-term
                                             indebtedness is rated at or above
                                             BBB- by S&P and Baa3 by Moody's.

                                        In the event that the working capital
                                        requirements of Asarco may be satisfied
                                        with Existing R/C Facilities subsequent
                                        to the consummation of the Tender Offer, the aggregate principal amount of the R/C Facilities may be reduced by the amount of such Existing R/C Facilities.

                                        (p)  Hedging arrangements satisfactory
                                        to the Administrative Agent shall have
                                        been entered into (with counterparties
                                        acceptable to the Administrative Agent)
                                        for a "costless" collar covering
                                        production of GMM (with a minimum copper price of $0.75/lb with respect to 70,000 tons per annum) and, upon the consummation of the Tender Offer, covering production of Asarco (with a minimum copper price of $0.75/lb with respect to 100,000 tons per annum), in each case for a period of at least one year from the Tender Closing Date.

     On-Going Conditions:               The making of each extension of credit
                                        shall be conditioned on (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

                                        As used herein and in the Credit
                                        Documentation a "MATERIAL ADVERSE
                                        CHANGE" shall mean (i) prior to the
                                        consummation of the Merger, any event,
                                        development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the business, assets, property or condition (financial or otherwise) of Grupo Mexico and its subsidiaries, GMM and its subsidiaries, or Asarco and its subsidiaries, in each case taken as a whole (including any material change, prior to consummation of the Tender Offer, in capital structure or indebtedness of Asarco and any material acquisition or divestiture of assets of Asarco or any of its subsidiaries taken as a whole, that in any such case has had or could reasonably be expected to have such a material adverse effect); PROVIDED, HOWEVER, that any adverse effect that copper prices have had or may have on the business, operations, property or financial condition of Grupo Mexico and its subsidiaries, GMM and its subsidiaries, or Asarco and its subsidiaries, in each case taken as a whole, shall not be deemed to have such a material adverse effect for purposes of this clause (i)(b), or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder; and (ii) after the consummation of the Merger, any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the business, assets, property, condition (financial or otherwise) or prospects of Grupo Mexico and its subsidiaries, GMM and its subsidiaries, or Asarco and its subsidiaries, in each case taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI.  CERTAIN DOCUMENTATION MATTERS      The Credit Documentation for the A
                                        Tender Facility and the R/C Facilities
                                        shall contain representations,
                                        warranties, covenants and events of
                                        default customary for financings of
                                        these types and other terms deemed
                                        appropriate by the Lenders, including,
                                        without limitation (but subject in
                                        appropriate cases to customary and other exceptions to be agreed), those specified below.

     Representations and Warranties:    Financial statements (including pro
                                        forma financial statements); absence of
                                        undisclosed liabilities; no material
                                        adverse change; corporate existence;
                                        compliance with law; corporate power and authority; enforceability of Credit
                                        Documentation; no conflict with law or
                                        contractual obligations; no material
                                        litigation; no default; ownership of
                                        property; liens; intellectual property;
                                        no burdensome restrictions; taxes;
                                        margin stock regulations; Federal
                                        Reserve regulations; ERISA; Investment
                                        Company Act; subsidiaries; environmental matters; solvency; labor matters;
                                        accuracy of disclosure; and creation and perfection of security interests.

     Affirmative Covenants:             Delivery of financial statements,
                                        reports, accountants' letters, annual
                                        projections, officers' certificates and
                                        other information requested by the
                                        Lenders; payment of certain other
                                        obligations; all payments under the
                                        Facilities to be made free and clear of
                                        and without reduction by reason of
                                        present or future taxes (customary
                                        gross-up, indemnity and evidence of
                                        payment provisions); continuation of
                                        business and maintenance of existence
                                        and material rights and privileges;
                                        compliance with laws and material
                                        contractual obligations; maintenance of
                                        property and insurance; maintenance of
                                        books and records; right of
                                        the Lenders to inspect property and
                                        books and records; notices of defaults,
                                        litigation and other material events;
                                        maintenance of required hedging
                                        arrangements; compliance with
                                        environmental laws; further assurances
                                        (including, without limitation, with
                                        respect to security interests in
                                        after-acquired property); ownership of
                                        GMM, of RR, of Asmex and, after the
                                        Merger, of Asarco; in the event of
                                        Asarco's utilization of the Alternative
                                        R/C Facility, Grupo Mexico to use its
                                        best efforts to cause Asarco to replace
                                        such utilization with R/C Loans that are not Alternative R/C Loans; and Grupo
                                        Mexico to use its best efforts to
                                        consummate the Merger as soon as
                                        practicable; and GMM to take reasonable
                                        steps to maintain investment grade
                                        ratings from S&P, Moody's and Duff &
                                        Phelps.

     Financial Covenants:               Financial covenants relating to

                                        (a)  Grupo Mexico (consolidated with all
                                        subsidiaries, and consolidated with all
                                        subsidiaries other than Southern Peru
                                        Copper Corporation)

                                             (i)  Maximum Debt to EBITDA ratio

                                             (ii)  Minimum ratio of EBITDA to
                                             interest expense

                                             (iii)  Maximum Debt to Capital
                                             ratio

                                        (b)  GMM and subsidiaries (for so long
                                        as any Grupo Mexico guarantee is in
                                        effect)

                                             (i)  Debt to Capital ratio not
                                             exceeding 45%

                                             (ii)  Minimum Tangible Net Worth

                                             (iii)  Minimum Collections to Debt
                                             Service ratio

                                             (iv)  Minimum annual level of
                                             export receivables

                                             (v)  Minimum ratio of export
                                             receivables to SEN debt service

                                             (vi)  Minimum ratio of EBITDA to
                                             interest expense

                                        (c)  Asarco

                                             Minimum EBITDA levels

     Negative Covenants:                Limitations on:  indebtedness (including
                                        preferred stock of subsidiaries);
                                        voluntary prepayments of indebtedness
                                        other than under the Facilities; liens
                                        (including negative pledge on stock of
                                        GMM, Asarco and RR); guarantee
                                        obligations; mergers, consolidations,
                                        liquidations and dissolutions; sales of
                                        assets; leases; capital expenditures;
                                        investments, loans and advances;
                                        dividends
                                        and other payments in respect of capital stock; transactions with affiliates;
                                        sale and leasebacks; changes in fiscal
                                        year; and changes in lines of business.

     Special Covenant of Asmex:         Asmex shall covenant that it will not
                                        engage in any activity other than the
                                        Transactions, the A Tender Facility and
                                        activities necessary to effect the same.

     Events of Default:                 (a)  A Borrower shall fail to make any
                                        payment of principal of any Loan when
                                        due.

                                        (b)  A Borrower shall fail to make any
                                        payment of interest or fees on any Loan, or any other payments required under the Credit Documentation, within 3 business days of due date.

                                        (c)  Any representation or warranty by a
                                        Credit Party contained in the Credit
                                        Documentation or any certificate
                                        required to be delivered thereunder
                                        shall prove to have been incorrect in a
                                        material respect when made or deemed
                                        made.

                                        (d)  A Credit Party (or any of its
                                        subsidiaries) shall fail to perform or
                                        observe any of its financial or other
                                        covenants under the Credit Documentation
                                        (subject to grace periods to be agreed).

                                        (e)  Customary bankruptcy events of
                                        default, including (i) Grupo Mexico,
                                        GMM, Asarco or any of their
                                        subsidiaries (except for non-material
                                        subsidiaries (to be defined)) shall
                                        consent to the appointment of a
                                        receiver for itself or a substantial
                                        part of its property, (ii) Grupo
                                        Mexico, GMM, Asarco or any of their
                                        subsidiaries (except for non-material
                                        subsidiaries) shall seek relief under
                                        any applicable bankruptcy law or
                                        (iii) an involuntary bankruptcy or
                                        like proceeding shall have been
                                        commenced against Grupo Mexico,
                                        GMM, Asarco or any of their
                                        subsidiaries (except for
                                        non-material
                                        subsidiaries) and such proceeding
                                        shall not have been stayed or vacated
                                        for a period of 60 days after the
                                        date it was commenced.

                                        (f)  The security interest in any
                                        collateral furnished by a Credit Party
                                        listed above under "Guarantees and
                                        Collateral" shall cease to be a first
                                        priority perfected security interest as
                                        required hereunder.

                                        (g)  Failure by a Credit Party to pay
                                        when due (after taking into account
                                        applicable grace periods) any unsecured
                                        or secured indebtedness (including
                                        capitalized lease obligations) or any
                                        default that permits the acceleration of the maturity of any such indebtedness and obligations or termination of any capital lease, aggregating in the case of all such indebtedness and obligations an amount equal to or exceeding threshold amounts to be agreed.

                                        (h)  A final judgment or judgments for
                                        the payment of money shall be entered
                                        against Grupo Mexico, GMM, Asarco or any of their subsidiaries (except for non-material subsidiaries, and except, in the case of Asarco and its subsidiaries prior to consummation of the Tender Offer, judgments the existence of which was already disclosed and publicly available (or otherwise known by officers of the Arranger or Chase working on the Transactions) prior to September 24, 1999) in an aggregate amount for all such persons equal to or exceeding threshold amounts to be agreed and which have not been bonded, stayed or satisfied for a period of 30 days or more.

                                        (i)  There shall occur one or more ERISA
                                        Events which individually or in the
                                        aggregate results in or could reasonably be expected to result in a material adverse change; or there shall exist an amount of unfunded benefit liabilities (as defined in the

                                        Statement of Financial Accounting
                                        Standards No. 87), individually or in
                                        the aggregate for all Plans (excluding
                                        for purposes of such computation any
                                        Plans with respect to which assets
                                        exceed benefit liabilities), which could reasonably be expected to result in a material adverse change.

                                        (j)  There shall occur a change in
                                        control of GMM, Asmex or (after the
                                        consummation of the Tender Offer)
                                        Asarco; or Persons (to be identified)
                                        controlling Grupo Mexico (I.E., having
                                        the power to elect a majority of the
                                        members of the Board of Directors of
                                        Grupo Mexico) on September 24, 1999,
                                        shall cease to maintain such control.

                                        (k)  Default in the performance or
                                        observation of any term or condition in
                                        any material contract of Grupo Mexico,
                                        GMM or Asarco, or any of their
                                        subsidiaries, in each case taken as a
                                        whole, that could reasonably be expected to result in a material adverse change.

                                        (l)  So long as any obligations under
                                        the A Tender Facility remain
                                        outstanding, any Default or acceleration under the A Tender Facility, or the R/C Facilities (including Alternative R/C Facilities) or the secured export note or other long-term debt obligations of GMM (with a threshold amount, in the case of GMM, of $30 million).

     Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans thereunder and commitments under the related Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) changes in the maturity of any Loan,

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                                        (ii) reductions in the rate of interest
                                        or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of any guarantee other than of a non-material subsidiary (to be defined) or all or any substantial part of the collateral.

     Assignments and Participations:    The Lenders shall be permitted to assign
                                        and sell participations in their Loans
                                        and commitments, subject, in the case of assignments (other than to another
                                        Lender or to an affiliate of a Lender),
                                        to the consent of the Administrative
                                        Agent and Grupo Mexico (which consent in each case shall not be unreasonably withheld, provided that if a default shall have occurred and be continuing
                                        Grupo Mexico's consent shall not be
                                        necessary).  In the case of partial
                                        assignments (other than to another
                                        Lender or to an affiliate of a Lender of any interest in the A Tender Facility), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by
                                        Grupo Mexico and the Administrative
                                        Agent. Each assignment shall be subject to payment to the Administrative Agent of a processing fee of $3,500.
                                        Participants shall have the same
                                        benefits as the Lenders from which they
                                        acquired their participations with
                                        respect to yield protection and
                                        increased cost provisions.  Voting
                                        rights of participants shall be limited
                                        to those matters with respect to which
                                        the affirmative vote of the Lender from
                                        which it purchased its participation
                                        would be required as described in items
                                        (a) and (b) of the paragraph on "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

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                                          23

     Yield Protection:                  The Credit Documentation shall contain
                                        customary provisions (a) protecting the
                                        Lenders against increased costs or loss
                                        of yield resulting from changes in
                                        reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

     Expenses and Indemnification:      The Borrowers shall pay (a) all
                                        reasonable out-of-pocket expenses of the
                                        Administrative Agent and the Arranger
                                        associated with the syndication of the
                                        Credit Facilities and the preparation,
                                        execution, delivery and administration
                                        of the Credit Documentation and any
                                        amendment or waiver with respect thereto
                                        (including the reasonable fees,
                                        disbursements and other charges of
                                        counsel) and (b) all out-of-pocket
                                        expenses of the Administrative Agent and (after an Event of Default) of the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                                        The Administrative Agent, the Arranger
                                        and the Lenders (and their affiliates
                                        and their respective officers,
                                        directors, employees, advisors and
                                        agents) will have no liability for, and
                                        will be indemnified and held harmless
                                        against, any loss, liability, cost or
                                        expense incurred in respect of the
                                        financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

     Governing Law and Forum:           State of New York.

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                                          24

     Counsel to the Administrative
     Agent and the Arranger:            Milbank, Tweed, Hadley & McCloy LLP, and
                                        Ritch, Heather y Mueller S.C.